NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@pillarincome.com

American Realty Investors, Inc. Reports Third Quarter 2011 Results

Dallas (November 14, 2011) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2011. ARL announced today that the Company reported, for the three months ended September 30, 2011, a net loss applicable to common shares of $0.3 million or $0.02 per diluted earnings per share, as compared to a net loss applicable to common shares of $9.7 million or $0.84 per diluted earnings per share for the same period ended 2010.

Rental and other property revenues were $34.6 million for the three months ended September 30, 2011. This represents an increase of $2.2 million, as compared to the prior period revenues of $32.4 million. This change, by segment, is an increase in the apartment portfolio of $2.8 million, an increase in the hotel portfolio of $0.1 million, an increase in the land and other portfolios of $0.1 million, offset by a decrease in the commercial portfolio of $0.8 million. Within the apartment portfolio, there was an increase of $2.2 million due to the developed properties in the lease-up phase and an increase of $0.6 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging approximately 95%. Within the commercial portfolio, the same property portfolio decreased by $0.8 million due to an increase in vacancy, which we attribute to the current state of the economy. As a result, we have directed our efforts to apartment development and put some additional land projects on hold until the economic conditions turn around. We are also continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $19.7 million for the three months ended September 30, 2011. This represents an increase of $0.3 million, as compared to the prior period operating expenses of $19.4 million. This change, by segment, is an increase in our apartment portfolio of $0.7 million, an increase in our hotel portfolio of $0.1 million, offset by a decrease in our commercial properties of $0.2 million and a decrease in our land and other segments of $0.3 million. Within the apartment portfolio, the same apartment properties decreased $0.6 million due to a decrease in overall costs and additional repairs and maintenance, offset by an increase of $1.3 million from developed properties in the lease-up phase. Overall, the Company has made strides to improve operating costs and efficiencies while still maintaining the same high-quality level of services provided to our residents.

General and administrative expenses were $3.8 million for the three months ended September 30, 2011. This represents an increase of $1.6 million, as compared to the prior period general and administrative expenses of $2.2 million. This change is primarily due to an increase in professional services.

Mortgage and loan interest expense was $15.0 million for the three months ended September 30, 2011. This represents a decrease of $1.5 million, as compared to the prior period interest expense of $16.5 million. This change, by segment, is a decrease in our apartment portfolio of $0.7 million, a decrease in our land portfolio of $0.6 million and a decrease in our other portfolio of $0.2 million. The decrease in the apartment portfolio is primarily due to loans that were refinanced in 2010 and 2011 at a lower interest rate. These lower rate mortgages have terms of 35-40 years. The decrease in the land portfolio is due to the overall reduction in the land owned and the proceeds from the sale of land were used to reduce lender obligations.

Gain on land sales increased for the nine months ended September 30, 2011, as compared to the prior period. In the current period, we sold 4,360.24 acres of land in 39 separate transactions for an aggregate sales price of $163.5 million and recorded a gain of $18.4 million. In the prior period, we sold 62.18 acres of land in six transactions for an aggregate sales price of $22.3 million and recorded a loss of $4.2 million.

Included in discontinued operations are a total of 16 and 31 properties as of 2011 and 2010, respectively. Properties sold in 2011 have been reclassified to discontinued operations for current and prior year reporting periods. As a result of these sales, we recognized losses on the sale of real estate from discontinued operations of $8.3 million and $6.6 million for the three months ending September 30, 2011 and 2010, respectively.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30, 2011	For the Three Months Ended September 30, 2010	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010
	(dollars in thousands, except share and per share amounts)			
Revenues:				
Rental and other property revenues (including $17 and $340 for the three months and $50 and $1,026 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	$ 34,590	$ 32,406	$ 101,974	$ 98,416
Expenses:				
Property operating expenses (including $355 and $382 for the three months and $1,240 and $1,132 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	19,666	19,446	57,390	59,479
Depreciation and amortization	5,768	6,173	17,395	18,032
General and administrative (including $1,011 and $647 for the three months and $2,429 and $3,066 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	3,816	2,180	11,101	7,456
Provision on impairment of notes receivable and real estate assets	-	-	5,622	-
Advisory fee to affiliate	3,241	3,972	10,225	12,017
Total operating expenses	32,491	31,771	101,733	96,984
Operating income	2,099	635	241	1,432
Other income (expense):				
Interest income (including $448 and $792 for the three months and $2,051 and $2,959 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	1,039	997	2,910	3,825
Other income	115	641	1,881	1,857
Mortgage and loan interest (including $48 and $708 for the three months and $1,628 and $2,443 for the nine months ended 2011 and 2010 respectively from affiliates and related parties)	(15,041)	(16,479)	(47,283)	(52,324)
Gain on sale of investments	91	-	91	673
Gain (loss) on foreign currency translation	-	(11)	-	222
Earnings from unconsolidated subsidiaries and investees	(30)	(3)	(104)	(96)
Total other expenses	(13,826)	(14,855)	(42,505)	(45,843)
Loss before gain on land sales, non-controlling interest, and taxes	(11,727)	(14,220)	(42,264)	(44,411)
Gain (loss) on land sales	(942)	(72)	18,431	(4,187)
Loss from continuing operations before tax	(12,669)	(14,292)	(23,833)	(48,598)
Income tax expense	(2,867)	(1,099)	(5,335)	(1,477)
Net loss from continuing operations	(15,536)	(15,391)	(29,168)	(50,075)
Discontinued operations:				
Loss from discontinued operations	(64)	(3,480)	(4,831)	(6,248)
Gain on sale of real estate from discontinued operations	8,256	6,619	20,073	12,279
Income tax benefit from discontinued operations	2,867	1,099	5,335	2,111
Net income from discontinued operations	11,059	4,238	20,577	8,142
Net loss	(4,477)	(11,153)	(8,591)	(41,933)
Net loss attributable to non-controlling interest	4,830	2,140	14,175	7,260
Net income (loss) attributable to American Realty Investors, Inc.	353	(9,013)	5,584	(34,673)
Preferred dividend requirement	(613)	(626)	(1,843)	(1,870)
Net income (loss) applicable to common shares	$ (260)	$ (9,639)	$ 3,741	$ (36,543)
Earnings per share - basic				
Loss from continuing operations	$ (0.98)	$ (1.21)	$ (1.46)	$ (3.88)
Income from discontinued operations	0.96	0.37	1.79	0.71
Net income (loss) applicable to common shares	$ (0.02)	$ (0.84)	$ 0.33	$ (3.17)
Earnings per share - diluted				
Loss from continuing operations	$ (0.98)	$ (1.21)	$ (1.46)	$ (3.88)
Income from discontinued operations	0.96	0.37	1.79	0.71
Net income (loss) applicable to common shares	$ (0.02)	$ (0.84)	$ 0.33	$ (3.17)
Weighted average common share used in computing earnings per share	11,525,389	11,485,444	11,514,749	11,503,163
Weighted average common share used in computing diluted earnings per share	11,525,389	11,485,444	11,514,749	11,503,163
Amounts attributable to American Realty Investors, Inc.				
Loss from continuing operations	$ (10,706)	$ (13,251)	$ (14,993)	$ (42,815)
Income from discontinued operations	11,059	4,238	20,577	8,142
Net income (loss)	$ 353	$ (9,013)	$ 5,584	$ (34,673)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

		September 30, 2011		December 31, 2010
		(dollars in thousands, except share and par value amounts)		
Assets				
Real estate, at cost	$	1,066,572	$	1,170,214
Real estate subject to sales contracts at cost, net of depreciation ($66,651 and $75,639 in 2011 and 2010)		170,990		295,921
Less accumulated depreciation		(114,534)		(133,550)
Total real estate		1,123,028		1,332,585
Notes and interest receivable				
Performing (including $80,761 and $89,982 in 2011 and 2010 from affiliates and related parties)		85,313		99,839
Non-performing		4,582		3,123
Less allowance for estimated losses (including $8,962 and $9,926 in 2011 and 2010 from affiliates and related parties)		(13,384)		(14,348)
Total notes and interest receivable		76,511		88,614
Cash and cash equivalents		9,360		12,649
Investments in unconsolidated subsidiaries and investees		12,498		12,491
Affiliate receivable		12,499		-
Other assets (including $0 in 2011 and $164 in 2010 from affiliates and related parties)		90,235		110,936
Total assets	$	1,324,131	$	1,557,275
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	814,975	$	913,134
Notes related to subject to sales contracts		188,742		315,547
Stock-secured notes payable and margin debt		23,655		23,100
Affiliate payables		-		12,219
Deferred gain (including $96,279 and $93,921 in 2011 and 2010 from sales to related parties)		103,064		98,504
Accounts payable and other liabilities (including $1,806 and $1,539 in 2011 and 2010 to affiliates and related parties)		96,411		88,506
		1,226,847		1,451,010
Shareholders' equity:				
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,353,954 shares in 2011 and $3,389,546 in 2010 (liquidation preference $10 per share), including 900,000 shares in 2011 and 2010 held by subsidiaries		4,908		4,979
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 and 11,874,138, and outstanding 11,525,389 and 11,466,853 shares in 2011 and in 2010		115		114
Treasury stock at cost; 415,785 and 407,285 shares in 2011 and 2010 and 238,789 and 276,972 shares held by TCI (consolidated) as of 2011 and 2010		(6,395)		(6,333)
Paid-in capital		110,030		110,419
Retained earnings		(42,192)		(47,776)
Accumulated other comprehensive income		(786)		(786)
Total American Realty Investors, Inc. shareholders' equity		65,680		60,617
Non-controlling interest		31,604		45,648
Total equity		97,284		106,265
Total liabilities and equity	$	1,324,131	$	1,557,275

The accompanying notes are an integral part of these consolidated financial statements.